SCHEDULE 14C INFORMATION

             Information Statement Pursuant to Section 14(C) of the
                        Securities Exchange Act of 1934



  Check the appropriate box:

  [X]    Preliminary Information Statement    [ ]   Confidential, For Use of
                                                    the Commission Only
                                                    (as permitted by
                                                    Rule 14c-5(d)(2))

  [ ]    Definitive Information Statement





                         CHOICE ONE COMMUNICATIONS INC.
                (Name of Registrant as Specified in Its Charter)

                                   Copies to:

                            James A. Locke, III, Esq
                                Nixon Peabody LLP
                               1300 Clinton Square
                              Rochester, N.Y 14604
                            Telephone: (585) 263-1000
                            Facsimile: (585) 263-1600

  Payment of Filing Fee (Check the appropriate box):

  [X]    No fee required.

  [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         1)   Title of each class of securities to which transaction applies:

         2)   Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         4)   Proposed maximum aggregate value of the transaction:

         5)   Total fee paid:

  [ ]    Fee paid previously with preliminary materials

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)   Amount Previously Paid:

         2)   Form, Schedule or Registration Statement No.:

         3)   Filing Party:

         4)   Date Filed:

                         CHOICE ONE COMMUNICATIONS INC.
                         100 CHESTNUT STREET, SUITE 600
                            ROCHESTER, NEW YORK 14604





                              INFORMATION STATEMENT




         This Information Statement is being furnished to the stockholders of Choice One Communications Inc., a Delaware corporation ("Choice One" or the "Company"), at the direction of the Company's Board of Directors in connection with the irrevocable waiver of certain redemption rights by holders of the Company's Series A Senior Cumulative Preferred Stock ("Series A Preferred Stock"). By written consent, dated as of March 31, 2002, stockholders holding more than 50% of the issued and outstanding shares of common stock of the Company approved the transaction. No other approval is necessary or will be sought. The transaction became effective immediately except that the approval to issue, in the future, certain shares of common stock will become effective 20 days after the mailing of this Information Statement to stockholders of the Company.

         This Information Statement is being mailed on April ___ , 2002 to holders of record of the Company's common stock as of March 31, 2002.
This Information Statement constitutes the notice of corporate action without a meeting pursuant to Section 228(d) of the Delaware General Corporation Law.


                        WE ARE NOT ASKING YOU FOR A PROXY
                          AND YOU ARE REQUESTED NOT TO
                                 SEND US A PROXY


           The date of this Information Statement is April ___, 2002.

                    OUTSTANDING VOTING STOCK OF THE COMPANY


         As of March 31, 2002, the date of the written consent by stockholders described in this Information Statement, there were 40,340,264 shares of common stock issued and outstanding. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.



       SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS AND
                          RELATED STOCKHOLDER MATTERS

         The following table sets forth information regarding the beneficial ownership of outstanding common stock as of March 31, 2002 by: (i) each of the Company's directors and executive officers, (ii) all directors and executive officers as a group, and (iii) each owner of more than 5% of any class of the Company's equity securities, referred to as the 5% owners. Except as set forth in the footnotes below, the business address of each director and executive officer listed below is c/o Choice One Communications Inc., 100 Chestnut Street, Suite 600, Rochester, New York 14604.


                                                                                               SHARES OF
                                                             SHARES OF                    SERIES A PREFERRED
                                                            COMMON STOCK                  STOCK BENEFICIALLY
                                                         BENEFICIALLY OWNED                    OWNED (2)
       NAME OF BENEFICIAL OWNER (1)

     DIRECTORS AND EXECUTIVE OFFICERS                   NUMBER           PERCENT           NUMBER          PERCENT
     --------------------------------                 ---------         -------           -------          -------

    Steve M. Dubnik (3) .................            2,267,753            5.6%                 0              *
    Kevin S. Dickens (4).................            1,123,874            2.8                  0              *
    Ajay Sabherwal (5)...................              458,804            1.1                  0              *
    Mae H. Squier-Dow (6)................            1,088,874            2.7                  0              *
    Philip H. Yawman (7).................              646,127            1.6                  0              *
    John B. Ehrenkranz (8)...............           13,268,336           31.2            251,588            100%
    Bruce M. Hernandez (9)...............            1,321,757            3.3                  0              *
    James S. Hoch (10)...................           13,264,586           31.2            251,588            100
    Howard Hoffen (11) ..................           13,262,086           31.2            251,588            100
    Royce J. Holland 12).................               72,400            *                    0              *
    Richard Postma (13)..................                2,500            *                    0              *
    Robert M. Van Degna (14).............            2,652,264            6.6                  0              *
    Eugene B. Johnson (15)...............            2,500,000            6.2                  0              *
    All directors and executive officers as a
       group (16 persons) (16)...........           25,724,680           60.2            251,588            100

    5% OWNERS
    Morgan Stanley Entities (17).........           14,207,233           32.7            251,588            100
    Ronald VanderPol ....................            6,167,819           15.3                  0              *
    Fleet Entities (18)..................            2,646,014            6.6                  0              *
    FairPoint Communications
       Solutions Corp. (19)..............            2,500,000            6.2                  0              *
    J.P. Morgan Chase & Co. (20).........            2,193,840            5.4                  0              *
    Steve M. Dubnik (3)..................            2,267,753            5.6                  0              *



   *    Denotes less than one percent.

   (1) The persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to the information contained in the notes to the table and to community property laws, where applicable.

   (2) Consists of 251,588 shares of Series A Preferred Stock which are owned by Morgan Stanley Dean Witter Capital Partners IV, L.P., MSDW IV 892 Investors L.P. and Morgan Stanley Dean Witter Capital
        Investors IV, L.P.

   (3) Includes 708,485 shares of common stock held by the Dubnik Family Limited Partnership, of which Mr.Dubnik is sole general partner. Mr. Dubnik disclaims any beneficial ownership of these shares of common stock. Includes 17,500 shares of common stock issuable upon the exercise of options held by Mr. Dubnik.

   (4) Includes 354,242 shares of common stock held by the Dickens Family Limited Partnership, of which Mr.Dickens is sole general partner. Mr. Dickens disclaims any beneficial ownership of these shares of common stock. Includes 13,750 shares of common stock issuable upon the exercise of options held by Mr. Dickens.

   (5) Includes 88,011 in shares of common stock which will vest on August 19, 2002. Includes 13,750 shares of common stock issuable upon the exercise of options held by Mr. Sabherwal.

   (6) Includes 13,750 shares of common stock issuable upon the exercise of options held by Ms. Squier-Dow.

   (7) Includes 236,162 shares of common stock held by P.H.Y. Associates, L.P. of which Mr. Yawman is the sole stockholder of the sole general partner. Mr. Yawman disclaims any beneficial ownership of these shares of common stock. Includes 13,750 shares of common stock issuable upon the exercise of options held by Mr. Yawman.

   (8) Mr. Ehrenkranz is a managing director of Morgan Stanley & Co. Incorporated, MSCP III, Inc., and MSDWCP IV, Inc., the managing members of the general partners of each of the Morgan Stanley Entities. Includes 11,043,826 shares of common stock, 251,588 shares of Series A Preferred Stock and warrants to purchase 2,218,260 shares of common stock, all of which are held by Morgan Stanley Entities. Also includes 6,250 shares of common stock issuable upon the exercise of options held by Mr. Ehrenkranz. Mr. Ehrenkranz disclaims beneficial ownership of the shares held by the Morgan Stanley Entities and his options. Mr.Ehrenkranz's business address is c/o Morgan Stanley Capital Partners, 1221 Avenue of the Americas, New York, New York 10020.

   (9) Mr. Hernandez is a managing member of Waller-Sutton Media, L.L.C., general partner of Waller-Sutton Media Partners, L.P. Includes 1,315,507 shares of common stock held by Waller-Sutton Media Partners, L.P. Also includes 6,250 shares of common stock issuable upon the exercise of options held by Mr. Hernandez. Mr.Hernandez disclaims beneficial ownership of the shares held by Waller-Sutton Media Partners, L.P. and his options. Mr. Hernandez's business address is c/o Spire Capital Partners, L.P., 30 Rockefeller Center -
        Suite 4200, New York, New York 10112.

   (10) Mr. Hoch is a managing director of Morgan Stanley & Co. Incorporated and a director of MSCP III, Inc. and MSDWCP IV, Inc., the managing members of the general partners of each of the Morgan Stanley Entities. Includes 11,043,826 shares of common stock, 251,588 shares of Series A Preferred Stock and warrants to purchase 2,218,260 shares of common stock, all of which are held by Morgan Stanley Entities. Also includes 2,500 shares of common stock issuable upon the exercise of options held by Mr. Hoch. Mr. Hoch disclaims beneficial ownership of the shares held by the Morgan Stanley
        Entities and his options. Mr.Hoch's business address is c/o Morgan Stanley Capital Partners, 1221 Avenue of the Americas, New York,
        New York 10020.

   (11) Mr. Hoffen is a managing director of Morgan Stanley & Co. Incorporated and a director of MSCP III, Inc. and MSDWCP IV, Inc., the managing members of the general partners of each of the Morgan Stanley Entities. Includes 11,043,826 shares of common stock, 251,588 shares of Series A Preferred Stock and warrants to purchase 2,218,260 shares of common stock, all of which are held by Morgan Stanley Entities. Mr. Hoffen disclaims beneficial ownership of the shares held by the Morgan Stanley Entities. Mr. Hoffen's business address is c/o Morgan Stanley Capital Partners, 1221 Avenue of the Americas, New York, New York 10020.

   (12) Includes 6,250 shares of common stock issuable upon the exercise of options held by this director.

   (13) Includes 2,500 shares of common stock issuable upon the exercise of options held by this director.

   (14) Mr. Van Degna is managing director of Nautic Partners, LLC, and formerly Chairman & Chief Executive Officer of Fleet Private Equity Co., Inc., an affiliate of FleetBoston Financial. He is Chairman and CEO of Silverado III Corp., the general partner of Silverado III, L.P., the general partner of Chisholm Partners III, L.P.; pursuant to an agreement among the holders and general partners, Silverado III Corp. has sole investment and voting authority over the stock of Fleet Venture Resources, Inc.; Mr. Van Degna is Chairman & CEO of Silverado IV Corp. Silverado IV Corp. is a general partner of Fleet Equity Partners VI, L.P; Mr. Van Degna is also managing general partner of Kennedy Plaza Partners. Includes 2,646,014 shares of common stock held by these entities. Mr. Van Degna disclaims beneficial ownership of the shares held by these entities. Also includes 6,250 shares of common stock issuable upon the exercise of options held by Mr. Van Degna. Mr. Van Degna's business address is c/o Nautic Partners LLC, 50 Kennedy Plaza, 12th Floor,
        Providence, Rhode Island 02903.

   (15) Mr. Johnson is chief executive officer of FairPoint Communications, Inc. Includes 2,500,000 shares held by FairPoint Communications Solutions Corp. Mr. Johnson disclaims beneficial ownership of the shares held by FairPoint Communications Solutions Corp. Mr. Johnson's business address is c/o FairPoint Communications, Inc., 521 East Morehead Street, Suite 250, Charlotte, North Carolina 28202.

   (16) Includes 30,000 shares of common stock issuable upon the exercise of options held by certain directors. Messrs. Ehrenkranz, Hernandez and Hoch disclaim beneficial ownership of 15,000 of these options.

   (17) Includes 11,043,826 shares of common stock, 251,588 shares of Series A Preferred Stock and warrants to purchase 2,218,260 shares of common stock, all of which are held by Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Capital Investors, L.P., Morgan Stanley Dean Witter Capital Investors IV, L.P., Morgan Stanley Dean Witter Capital Partners IV, L.P. and MSDW IV 892 Investors, L.P. (the " Morgan Stanley Entities"). Also includes warrants to purchase 945,147 shares of common stock issued to Morgan Stanley & Co. Incorporated, an affiliate of the Morgan Stanley Entities. The address of the Morgan Stanley Entities and Morgan Stanley & Co. Incorporated is c/o Morgan Stanley Capital Partners, 1221 Avenue of the Americas, New York, New York 10020.

   (18) These shares are owned by Fleet Equity Partners VI, L.P., Fleet Venture Resources, Inc., Chisholm Partners III, L.P. and Kennedy Plaza Partners. Their address is c/o Fleet Equity Partners,
        50 Kennedy Plaza, 12th Floor, Providence, Rhode Island 02903.

   (19) The address for FairPoint Communications Solutions Corp. is 521 East Moorehead Street, Suite 250, Charlotte,
        North Carolina 28202.

   (20) The address for J.P. Morgan Chase & Co. is 270 Park Avenue, New York, New York 10017.





                             EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid during the years ended December 31, 2001, 2000 and 1999 to the chief executive officer of Choice One and the other four most highly paid executive officers of Choice One whose annual salary and bonus, on a prorated basis, exceeded $100,000 for all services rendered to Choice One during such period.

                           SUMMARY COMPENSATION TABLE
                                                                                     LONG TERM
                                                 ANNUAL COMPENSATION                COMPENSATION
                                                                              RESTRICTED   SECURITIES      ALL OTHER
                                             YEAR    SALARY($)    BONUS($)      STOCK      UNDERLYING     COMPENSATION
                                                                              AWARDS($)(1)  OPTIONS         ($)(2)
                                             ----   ----------    -------     -----------   ---------       ---------

  Steve M. Dubnik.......................     2001   $213,328       $6,899           --        42,000          $4,655
    Chairman, President and Chief            2000    172,486       20,515           --        21,000           4,478
    Executive Officer                        1999    142,800       15,070           --        --               4,284

Kevin S. Dickens......................       2001    187,931        6,077           --        33,000           5,444
    Co-Chief Operating Officer               2000    156,269       18,633           --        16,500           4,711
                                             1999    132,600       13,993           --        --               3,978

Ajay Sabherwal........................       2001    187,931       43,344           --       116,500           2,144
    Executive Vice President, Finance        2000    156,269       55,900           --        16,500           2,353
    and Chief Financial Officer              1999     36,400 (3)   41,483        $39,485      --               1,092


Mae H. Squier-Dow.....................       2001    187,931        6,077           --        33,000           4,550
    Co-Chief Operating Officer               2000    156,269       18,633           --        16,500           4,711
                                             1999    132,600       13,993           --        --               3,978

Philip H. Yawman......................       2001    187,931        6,077           --        33,500           5,444
    Executive Vice President,                2000    156,269       18,633           --        16,500           4,711
    Corporate Development                    1999    132,200       13,993           --        --               3,966


   (1) Except as noted, none of the named executive officers received personal benefits in excess of the lesser of $50,000 or 10% of such individuals reported salary and bonus for 2001, 2000, or 1999. The amount in this column for 1999 for Mr. Sabherwal includes $39,485, which represents the value of the Class B Units in Choice One Communications L.L.C. in excess of the amount Mr. Sabherwal paid for these units.

   (2) Reflects Choice One's matching contributions made under its 401(k) plan on behalf of such executive officer.

   (3) Mr. Sabherwal joined the Company on September 20, 1999, and the compensation disclosed is from that date through December 31, 1999.

OPTION GRANTS

The following table sets forth certain information, as of December 31, 2001, concerning individual grants of stock options made during the fiscal year ended December 31, 2001 to each of the persons named in the Summary Compensation Table above.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                                                  POTENTIAL REALIZABLE
                                    NUMBER OF       PERCENT OF                                      VALUE AT ASSUMED
                                    SECURITIES     TOTAL OPTIONS       EXERCISE                   ANNUAL RATES OF STOCK
                                    UNDERLYING      GRANTED TO         OR BASE                     PRICE APPRECIATION
                                    OPTIONS        EMPLOYEES IN        PRICE     EXPIRATION        FOR OPTION TERM (3)
      NAME                YEAR      GRANTED (#)    FISCAL YEAR (1)     ($/SH)      DATE              ---------------
                                                                                                     5%($) 10%($)
      ----                ----     -----------    ---------------      ------      ----              ---------------

Steve M. Dubnik          2001        21,000 (2)       0.85%             $6.19    07/17/11         $81,750     $207,171
                         2001        21,000 (2)       0.85%            $15.50    02/16/11         204,705      518,763

Kevin S. Dickens         2001        16,500 (2)       0.67%             $6.19    07/17/11          64,232      162,777
                         2001        16,500 (2)       0.67%            $15.50    02/16/11         160,840      407,600

Ajay Sabherwal           2001       100,000 (2)       4.04%             $6.19    07/17/11         389,286      986,527
                         2001        16,500 (2)       0.67%            $15.50    02/16/11         160,840      407,600

Mae H. Squier-Dow        2001        16,500 (2)       0.67%             $6.19    07/17/11          64,232      162,777
                         2001        16,500 (2)       0.67%            $15.50    02/16/11         160,840      407,600

Philip H. Yawman         2001        16,500 (2)       0.67%             $6.19    07/17/11          64,232      162,777
                         2001        16,500 (2)       0.67%            $15.50    02/16/11         160,840      407,600


   (1) Based upon total grants of options in respect of 2,474,994 shares of common stock made during the year ended December 31, 2001.

   (2) These options were granted under the Company's 1998 Employee Stock Option Plan, as amended, and vest over a three-year period. Subject to the continued employment of the executive officer by the Company on each of the applicable vesting dates, 20% of the options will vest on the first anniversary and the remaining 80% will vest on a monthly basis over the 24 months following that first anniversary.

   (3) The potential realizable value illustrates the value that might be realized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's common stock over the term of the options. This hypothetical value is based entirely on assumed annual growth rates of 5% and 10% in the Company's common stock price from the exercise price, over the term of the options granted in the year 2001. The assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict future performance and prospects. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting over various periods.

AGGREGATE YEAR-END OPTION VALUES

         The following table provides information concerning the number of unexercised options held by each of the individuals named in the Summary Compensation Table as of December 31, 2001. Also reported are the values for "in the money" options, which represent the positive spread between the exercise price and the fair market value of the Company's common stock as of December 31, 2001.


                       AGGREGATED OPTION EXERCISES IN 2001 AND FISCAL YEAR-END OPTION VALUES


                                                          NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                            SHARES                   UNDERLYING UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS AT
                          ACQUIRED ON     VALUE         AT DECEMBER 31, 2001 (#)        DECEMBER 31, 2001 ($)(1)
NAME                      EXERCISE(#)  REALIZED($)   EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                      -----------  -----------   -----------     -------------    -----------    -------------


Steve M. Dubnik                -            -          7,700             55,300            -               -
Kevin S. Dickens               -            -          6,050             43,450            -               -
Ajay Sabherwal                 -            -          6,050            126,950            -               -
Mae H. Squier Dow              -            -          6,050             43,450            -               -
Philip H. Yawman               -            -          6,050             43,450            -               -



(1) Based upon a closing price of $3.50 on December 31, 2001, as reported on The Nasdaq Stock Market.

EMPLOYMENT AGREEMENTS

     Steve M. Dubnik Executive Agreement

         In July 1998, in connection with Steve M. Dubnik's purchase of Class B Units of Choice One Communications L.L.C., the Company entered into an executive purchase agreement with Choice One Communications L.L.C. and Mr. Dubnik.

         Vesting. Pursuant to Mr. Dubnik's executive purchase agreement, the Company common stock distributed to Mr. Dubnik by Choice One Communications L.L.C. was subject to periodic vesting. These shares were fully vested on July 8, 2001.

         Restrictions  on  Transfer,  Holdback  and "Drag  Along"  Agreement.
Pursuant to Mr. Dubnik's executive purchase agreement, common stock distributed to Mr. Dubnik by Choice One Communications L.L.C. is subject to various restrictions on transferability, holdback periods in the event of a public offering of the Company's securities and provisions requiring
Mr. Dubnik to approve and, if requested by the Company, sell his shares in any sale of the Company that is approved by the Board.

         Terms of Employment. The Company may terminate Mr. Dubnik's employment at any time and for any reason. Mr. Dubnik is not entitled to receive any severance payments upon any such termination, other than payments in consideration of the noncompetition and nonsolicitation agreements discussed below.

         Noncompetition and Nonsolicitation Agreements. Mr. Dubnik's executive purchase agreement provides that, during the noncompete period defined below, Mr. Dubnik may not solicit or attempt to induce any of the Company's employees, officers or consultants, or any employees, officers or consultants of the Company's subsidiaries, to leave their employment with the Company or its subsidiaries. Mr. Dubnik may not attempt to induce any of the Company's clients, suppliers, licensees or other business relations to cease doing business with the Company, nor in any other way interfere with the Company's relationships with its employees, clients, suppliers, licensees and other business relations. In addition, during the noncompete period, Mr. Dubnik may not participate in any business engaged in the provision of telecommunications services in any of the covered states. As used in Mr. Dubnik's executive purchase agreement, the noncompete period means the period commencing on July 8, 1998 and continuing until the later of July 8, 2002 or the second anniversary of the date of termination of Mr. Dubnik's employment. However, the noncompete period shall end if at any time the Company ceases to pay Mr. Dubnik his base salary and medical benefits in existence at the time of termination reduced by any salary or benefits Mr. Dubnik receives as a result of other employment. The Company's obligation to pay Mr. Dubnik his salary and benefits terminates if Mr. Dubnik commits a vesting breach as described in the executive purchase agreement, but the noncompete period will continue until its expiration under such circumstances. As used in Mr. Dubnik's executive purchase agreement, covered states means: Connecticut, Delaware, Illinois, Indiana, Maine, Massachusetts, Michigan, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island and Vermont; any market for which, as of the date of termination of employment, the Company has a business plan which has been approved by the Board of Directors; and any state in which the Company has taken substantial steps in preparing a business plan, to be approved by the Board of Directors within a limited period of time, to conduct business.

     Kevin S. Dickens Executive Agreement

         In July 1998, in connection with his purchase of Class B Units of Choice One Communications L.L.C., the Company entered into an executive purchase agreement with Mr. Dickens, which is substantially similar to Mr. Dubnik's executive purchase agreement except for the differences in key provisions described in this paragraph. If the Company terminates Mr. Dickens' employment for good cause, the Company has agreed to pay him only 50% of his base salary as consideration for his agreement not to compete.

     Other Executive Agreements

         In July 1998, in connection with their purchase of Class B Units of Choice One Communications L.L.C., Ms. Squier-Dow and Mr. Yawman entered into executive purchase agreements containing terms substantially similar to those contained in Mr. Dickens' executive agreement. In August 1999, in connection with his purchase of Class B Units of Choice One Communications L.L.C., Mr. Sabherwal entered into an executive purchase agreement containing terms substantially similar to those contained in Mr. Dickens' executive agreement, except that common stock distributed to Mr. Sabherwal will not be fully vested until August 19, 2002.

                       WAIVER OF REDEMPTION RIGHTS BY AND
                       ISSUANCE OF WARRANTS TO HOLDERS OF
                            SERIES A PREFERRED STOCK



         On March 31, 2002, stockholders beneficially owning more than 50% of the issued and outstanding common stock of the Company approved the transactions described below which were entered into between the Company and the holders of Series A Preferred Stock.

SUMMARY OF TRANSACTIONS

         The holders of Series A Preferred Stock agreed to irrevocably waive certain of their redemption rights with respect to 60,000 shares of Series A Preferred Stock (shares covered by such waiver are referred to herein as non-redeemable Series A Preferred Stock and all other shares are referred to herein as redeemable Series A Preferred Stock). The redemption rights being waived include the mandatory redemption on the maturity date of August 1, 2012 and the mandatory redemption for cash upon a change of control. This transaction increases stockholders' equity and assists the Company in continuing to meet the minimum stockholders' equity requirements for listing on the Nasdaq National Market system.

         In consideration for the holders' irrevocable waiver of redemption rights (and for no other consideration), the holders of non-redeemable Series A Preferred Stock have been granted warrants to purchase shares of the Company's common stock. Such holders also will be granted additional warrants if the Company has not terminated the waiver on or before December 31, 2003. The Company issued to holders warrants to purchase 1,177,015 shares of common stock at an exercise price of $1.64 per share. The warrants vest 40 percent on the date of issuance and then, if the waiver has not been terminated, 20 percent each on October 1, 2002, January 1, 2003 and April 1, 2003. Beginning on January 1, 2004, additional warrants to purchase 235,403 shares of common stock for $0.01 per share will be issued annually until the Company elects to terminate the waiver. All warrants will expire five years after the Company has elected to terminate the waiver. The Company may elect, at its sole discretion, to terminate the waiver at any time.

         By written consent, dated March 31, 2002, stockholders holding more than 50% of the issued and outstanding shares of common stock of the Company authorized the issuance of the Company's common stock in the event of a change of control and under the warrants in an amount which could potentially be equal to or greater than 20% of the issued and outstanding common stock of the Company. Such authorization is required under the rules and regulations of The National Association of Securities Dealers, Inc. and will become effective 20 days after the mailing of this Information Statement.

         In the event that the Company elects to terminate the waiver, all unvested warrants would expire and no additional warrants would be granted. Regular dividends on both the redeemable Series A Preferred Stock and non-redeemable Series A Preferred Stock remain unchanged.

         Under certain circumstances, unless the Company at its sole discretion terminates the waiver, the dividend rate on the Series A Preferred Stock would increase from the current rate of 14.0% to such percentage as would result in an effective dividend on shares of the non-redeemable Series A Preferred Stock to increase to 20.0%. Dividends are cumulative and compounded quarterly. The events that would trigger the increase include the waiver not having been terminated by August 1, 2012, a redemption of any shares of the redeemable Series A Preferred Stock, the continuance of a delisting event from the Nasdaq National Market system for more than 30 days (or 90 days under some circumstances), and the inclusion of a going concern qualification in the Company's annual audit report if the average of the closing price of the Company's common stock is below $3.00 for the 10 trading days after the release of the annual financial statements including such qualification.








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

         In the event of a change of control, the Company may, at its election, redeem the non-redeemable Series A Preferred Stock for cash in the amount of 101% of its liquidation preference plus accrued and unpaid dividends. If the Company does not redeem the non-redeemable Series A Preferred Stock for cash, then the Company is obligated to make an offer to exchange such stock for shares of the Company's common stock. The Company intends to exchange the non-redeemable Series A Preferred Stock for common stock in the event of a change in control, and has the unconditional right to do so. The number of shares of common stock required to be issued in the event of a change of control would not exceed the number of then authorized, but not issued or reserved for issuance, shares of the Company's common stock, and any shares of non-redeemable Series A Preferred Stock that cannot be redeemed because there are insufficient shares of common stock available will remain outstanding and the Company will have no obligation to redeem or exchange them. In the event of a change of control prior to the termination of the waivers, dilution, and possibly substantial dilution, would occur to the holders of the Company's common stock by reason of the issuance of common stock in exchange for shares of non-redeemable Series A Preferred Stock.

INTERESTED PARTIES

The current holders of Series A Preferred Stock are Morgan Stanley Dean Witter Capital Partners IV, L.P., MSDW IV 892 Investors, L.P. and Morgan Stanley Dean Witter Capital Investors IV, L.P. Mr. Ehrenkranz, Mr. Hoch and Mr.Hoffen, all of whom are members of the Board of Directors of the Company, participate in the management of the general partners of these partnerships. None of Messrs. Ehrenkranz, Hoch and Hoffen were members of the special committee of independent directors of the Board of Directors of the Company which evaluated and approved the transactions described above.





                       WHERE YOU CAN FIND MORE INFORMATION


         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our Securities and Exchange Commission filings are also available to the public from commercial documents retrieval services and at the internet world wide web site maintained by the Securities and Exchange Commission at www.sec.gov.

         The Securities and Exchange Commission allows us to "incorporate by reference" information into this information statement, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this information statement except for any information superseded by information contained directly in this information statement. This information statement incorporates by reference the Company's Annual Report on Form 10-K for the year ended December 31, 2001 which we have previously filed with the Securities and Exchange Commission. This document contains important information about us and our financial condition.














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